                                                                    EXHIBIT 2.1A

                         AGREEMENT AND PLAN OF MERGER


                         Dated as of NOVEMBER 5, 1999



                                     among



                    NUTRITION FOR LIFE INTERNATIONAL, INC.,
            ADVANCED NUTRACEUTICALS, INC., BPI ACQUISITION COMPANY



                                      and



               BACTOLAC PHARMACEUTICAL INC. and PAILLA M. REDDY

                               TABLE OF CONTENTS

THE MERGER........................................................................   3
1.1    The Merger.................................................................   3
1.2    Effective Time Of The Merger...............................................   3
1.3    Certificate of Incorporation, Bylaws, Board Of Directors And Officers Of
       The Surviving Corporation..................................................   4
1.4    Certain Information With Respect To The Capital Stock Of Newco and BPI.....   4
1.5    Effect Of Merger...........................................................   4

2.     CONVERSION OF STOCK........................................................   5
2.1    Conversion of BPI Stock....................................................   5
2.2    Effect Of Merger On Newco Stock............................................   5

3.     DELIVERY OF MERGER CONSIDERATION...........................................   5
3.1    Exchange Procedure.........................................................   5
3.2    Delivery of Certificates...................................................   5

4      CLOSING....................................................................   5

5      REPRESENTATIONS AND WARRANTIES OF BPI AND THE SHAREHOLDER..................   6
5.1    Due Organization...........................................................   6
5.2    Authorization..............................................................   6
5.3    Capital Stock Of BPI.......................................................   6
5.4    Transaction In Capital Stock; Organization; Accounting.....................   7
5.5    No Bonus Shares............................................................   7
5.6    Subsidiaries...............................................................   7
5.7    Predecessor Status; Etc....................................................   7
5.8    Spin-Off By BPI............................................................   7
5.9    Financial Statements.......................................................   7
5.10   Liabilities And Obligations................................................   8
5.11   Accounts And Notes Receivable..............................................   8
5.12   Permits And Intangibles....................................................   9
5.13   Environmental Matters......................................................  10
5.14   Personal Property..........................................................  10
5.15   Significant Customers; Material Contracts And Commitments..................  11
5.16   Real Property..............................................................  13
5.17   Insurance..................................................................  16
5.18   Compensation; Employment Agreements; Organized Labor Matters...............  16
5.19   Employee Benefit Plans.....................................................  17
5.20   Compliance With ERISA......................................................  17
5.21   Conformity With Law; Litigation............................................  18
5.22   Taxes......................................................................  19
5.23   No Violations..............................................................  19
5.24   Government Contracts.......................................................  20

5.25  Company Products...........................................................  20
5.26  Absence of Changes.........................................................  20
5.27  Deposit Accounts; Powers of Attorney.......................................  21
5.28  Validity of Obligations....................................................  22
5.29  Relations With Governments.................................................  22
5.30  Disclosure.................................................................  22
5.31  Prohibited Activities......................................................  22
5.32  Ownership of Shares........................................................  22
5.33  Authorization of Shareholder...............................................  22
5.34  No Conflicts...............................................................  23
5.35  Restriction On Transfer Of The Merger Consideration Under Securities Laws..  23
5.36  Advice of Counsel..........................................................  24

6.    REPRESENTATIONS OF NDI, ANI AND NEWCO......................................  24
6.1   Due Organization...........................................................  24
6.2   Authorization..............................................................  24
6.3   Capital Stock Of Newco.....................................................  24
6.4   Capital Stock of NFLI......................................................  24
6.5   No Violations..............................................................  25
6.6   SEC Filings; Financial Statements..........................................  25

7.    COVENANTS PRIOR TO CLOSING.................................................  26
7.1   Access And Cooperation; Due Diligence......................................  26
7.2   Conduct Of Business Pending Closing........................................  26
7.3   Prohibited Activities......................................................  27
7.4   No Shop....................................................................  28
7.5   Notice To Bargaining Agents................................................  28
7.6   Notification Of Certain Matters............................................  29
7.7   Cooperation................................................................  29
7.8   Final Financial Statements; Tax Returns....................................  29
7.9   Further Assurances.........................................................  29
7.10  Compliance With The Hart-Scott-Rodino Antitrust Improvements
      Act Of 1976 (The "Hart-Scott Act").........................................  30

8.    CONDITIONS PRECEDENT TO OBLIGATIONS OF BPI.................................  30
8.1   Representations And Warranties; Performance Of Obligations.................  30
8.2   Satisfaction...............................................................  30
8.3   No Litigation..............................................................  30
8.4   Opinion Of Counsel.........................................................  30
8.5   Consents and Approvals.....................................................  30
8.6   Good Standing Certificates.................................................  31
8.7   No Material Adverse Change.................................................  31
8.8   Officer's Certificate......................................................  31
8.9   Incumbency Certificate and Other Documents.................................  31

9.     CONDITIONS PRECEDENT TO OBLIGATIONS OF NFLI, ANI and NEWCO...... 31
9.1    Representations And Warranties; Performance Of Obligations...... 31
9.2    Satisfaction.................................................... 31
9.3    No Litigation................................................... 31
9.4    Opinion Of Counsel.............................................. 32
9.5    Consents And Approvals.......................................... 32
9.6    Good Standing Certificates...................................... 32
9.7    No Material Adverse Change...................................... 32
9.8    Officer's Certificate........................................... 32
9.9    Incumbency Certificates And Other Documents..................... 32
9.10   Employment Agreements........................................... 32
9.11   Financing....................................................... 32
9.12   Other Agreements................................................ 32

10.    ADDITIONAL AGREEMENTS........................................... 33
10.1   Reasonable Best Efforts......................................... 33
10.2   Public Announcements............................................ 33
10.3   Further Assurances.............................................. 33

11.    TERMINATION OF AGREEMENT........................................ 33
11.1   Termination..................................................... 33
11.2   Liabilities In Event Of Termination............................. 34

12.    INDEMNIFICATION................................................. 34
12.1   Indemnification By NFLI, ANI And NEWCO.......................... 34
12.2   Indemnification By BPI And The Shareholders..................... 34
12.3   Indemnification Notice.......................................... 35
12.4   Matters Involving Third Parties................................. 35

13.    GENERAL PROVISIONS.............................................. 35
13.1   Survival Of Representations, Warranties And Agreements.......... 35
13.2   Assignment...................................................... 36
13.3   Entire Agreement................................................ 36
13.4   Counterparts.................................................... 36
13.5   Brokers and Agents.............................................. 36
13.6   Expenses........................................................ 36
13.7   Notices......................................................... 36
13.8   Governing Law................................................... 38
13.9   Enforcement..................................................... 38
13.10  Exercise Of Rights And Remedies................................. 38
13.11  Time............................................................ 38
13.12  Reformation And Severability.................................... 38
13.13  Remedies Cumulative............................................. 38
13.14  Captions; Construction.......................................... 38
13.15  Amendment....................................................... 38

LIST OF EXHIBITS

Exhibit..................................................................  Title

2.1(a)    Form of Subordinated Promissory Note
2.1(b)    Form of Earnout Agreement
2.1(c)    Form of Statement of Designation of Preferred Stock
7.2       Form of Subordinated Promissory Note
9.10      Employment Agreement - Pailla M. Reddy
9.12(i)   Covenant Not To Compete Agreement - Pailla M. Reddy
9.12(ii)  Lock-Up Agreement - Pailla M. Reddy
9.12(iii) Shareholder Releases - Pailla M. Reddy and Pailla S. Reddy

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of November 5, 1999, among Nutrition For Life International, Inc., a Texas corporation ("NFLI"), Advanced Nutraceuticals, Inc., a Delaware corporation ("ANI"), BPI Acquisition Company, a Delaware corporation ("Newco"), Bactolac Pharmaceutical Inc., a New York corporation ("BPI") and Pailla M. Reddy ("Shareholder").

     WHEREAS, NFLI and ANI have entered into an agreement and plan of merger pursuant to which ANI will become a wholly owned subsidiary of NFLI;

     WHEREAS, Newco is a wholly owned subsidiary of NFLI;

     WHEREAS, the respective Boards of Directors of NFLI, ANI, Newco and BPI deem it advisable and in the best interest of each corporation and their respective stockholders that BPI merge with and into Newco pursuant to this Agreement;

     WHEREAS, unless the context otherwise requires, capitalized terms used in this Agreement or in any schedule or exhibit attached hereto and not otherwise defined shall have the following meanings for all purposes of this Agreement:

     "Acquired Party" means BPI (Bactolac Pharmaceutical Inc.).

     "ANI" has the meaning set forth in the first paragraph of this Agreement.

     "Articles of Merger" shall mean those Articles or Certificates or Agreement of Merger with respect to the Merger as may be required by applicable state laws.

     "Balance Sheet Date" shall mean June 30, 1999.

     "BPI" has the meaning set forth in the first paragraph of this Agreement.

     "BPI Disclosure Letter" shall mean the disclosure letter delivered by BPI and the Shareholder to NFLI, ANI and Newco concurrently with the execution and delivery of this Agreement by BPI and the Shareholder and all Schedules attached thereto.

     "BPI Products" means all products manufactured, marketed, sold or licensed by BPI since March 29, 1995.

     "BPI Stock" has the meaning set forth in Section 2.1.

     "Business Day" shall mean any day other than (i) a Saturday, (ii) a Sunday or (iii) a day on which the United States federal government has a legal holiday.

     "Charter Documents" has the meaning set forth in Section 5.1.

     "Closing" has the meaning set forth in Section 4.

     "Closing Date" has the meaning set forth in Section 4.

     "Code" shall mean the Internal Revenue Code of 1986, as amended and all regulations and rules promulgated thereunder.

     "Effective Time of the Merger" shall mean the time the Merger becomes effective as set forth in Section 1.2.

     "Environmental Laws" has the meaning set forth in Section 5.13.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Knowledge" shall mean with respect to NFLI, ANI, Newco or BPI the knowledge of its directors or officers, which such persons would have had if he or she had conducted a reasonable inquiry into the relevant subject matter.

     "Leased Real Property" has the meaning set forth in Section 5.16.

     "Material Adverse Effect" has the meaning set forth in Section 5.1.

     "Material Contracts" has the meaning set forth in Section 5.15.

     "Material Documents" has the meaning set forth in Section 5.23.

     "Merger" means the merger of BPI with and into Newco pursuant to this Agreement.

     "Merger Consideration" has the meaning set forth in Section 2.1.

     "Newco" has the meaning set forth in the first paragraph of this Agreement.

     "Newco Charter Documents" has the meaning set forth in Section 6.1.

     "Newco Stock" means the common stock, par value $.001 per share, of Newco.

     "NFLI" has the meaning set forth in the first paragraph of this Agreement.

     "NFLI Common Stock" means the common stock, $.01 par value, of NFLI.

     "NFLI Common Stock Trading Price" means the average of the closing prices of the NFLI Common Stock as reported by The Nasdaq Stock Market for the five trading days which immediately precede the trading day before the Closing.

     "NFLI Preferred Stock" means the Series A preferred stock, $.001 par value, of NFLI.

     "Owned Real Property" has the meaning set forth in Section 5.16.

     "Prohibited Activities" has the meaning set forth in Section 7.3.

     "Qualified Plans" has the meaning set forth in Section 5.20.

     "Real Property" has the meaning set forth in Section 5.16.

     "Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

     "Schedule" means each Schedule attached to the BPI Disclosure Letter, which shall reference the relevant sections of this Agreement, on which parties hereto disclose information as part of their respective representations, warranties and covenants.

     "SEC" means the United States Securities and Exchange Commission.

     "Security Act" means the Securities Act of 1933, as amended.

     "Surviving Corporation" shall mean Newco as the surviving party in the Merger.

     "Tax" or "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add on minimum, or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto hereby agree as follows:

1.   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, BPI shall be merged with and into Newco at the Effective Time of the Merger. Following the Merger, the separate corporate existence of BPI shall cease and Newco shall continue as the Surviving Corporation.

     1.2 Effective Time Of The Merger. At the Closing, Newco and BPI shall file Articles of Merger in such form as is required by and executed in accordance with the relevant provisions of the corporate laws of the States of Delaware and New York. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Delaware Secretary of State or at such subsequent time as Newco and BPI shall agree and as shall be specified in the Articles of Merger.

     1.3 Certificate Of Incorporation, Bylaws, Board Of Directors And Officers Of The Surviving Corporation.

          (i) The Certificate of Incorporation of Newco as in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that the name of the Surviving Corporation shall be changed to Bactolac Pharmaceutical Inc.

          (ii) At the Effective Time of the Merger, the Bylaws as in effect immediately prior the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (iii) Directors and officers of Newco in office immediately prior to the Effective Time of the Merger, shall be the directors and officers, respectively, of the Surviving Corporation, and each shall hold his or her respective office or offices from and after the Effective Time of the Merger until his or her successor shall have been elected and shall have qualified or as otherwise provided in the Bylaws of the surviving corporation.

     1.4 Certain Information With Respect To The Capital Stock Of Newco and BPI. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of Newco and BPI as of the date of this Agreement are as follows:

          (i) As of the date of this Agreement, the authorized and outstanding capital stock of BPI consists of 100 shares of common stock, $1.00 par value of which 100 shares are issued and outstanding.

          (ii) As of the date of this Agreement, the authorized capital stock of Newco consists of 10,000 shares of common stock, $.001 par value, of which 100 shares are issued and outstanding.

     1.5 Effect Of Merger. At the Effective Time of the Merger, the effect of the Merger shall be as provided in the applicable provisions of the Delaware General Corporation Law and the New York Business Corporation Law. Except as herein specifically set forth, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of Newco shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of BPI shall be merged with and into Newco, and Newco, as the Surviving Corporation, shall be fully vested therewith. At the Effective Time of the Merger, the separate existence of BPI shall cease and, in accordance with the terms of this Agreement, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public, as well as of a private, nature, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all and every other interest of or belonging to or due to Newco and BPI shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed. The name of the Surviving Corporation from and after the Effective Time of the Merger shall be "BPI

Acquisition Company" which name shall be changed after the Closing to Bactolac Pharmaceuticals, Inc. in accordance with applicable law.

2.   CONVERSION OF STOCK

     2.1 Conversion Of BPI Stock. At the Effective Time of the Merger and without any action on the part of the holders of BPI Stock, the BPI Stock shall be converted into the right to receive (i) $2,750,000 in NFLI Preferred Stock,
(ii) $2,500,000 in cash, without interest, (iii) a subordinated promissory note (the "Note"), in substantially the form attached as Exhibit 2.1(a), having an aggregate principal amount of $2,500,000, an interest rate of 7.0% per annum and payable $1,000,000 on the first anniversary of the Closing Date, $1,000,000 on the second anniversary of the Closing Date, and $500,000 on the third anniversary of the Closing Date and (iv) an earnout payment, the determination and payment of which shall be in accordance with the terms and conditions in the Earnout Agreement substantially in the form attached as Exhibit 2.1(b). The method for determining the number of shares of NFLI Preferred Stock to be received by each holder of BPI Stock prior to the Effective Time of the Merger is set forth in Schedule 2.1. The form of Statement of Designation of Series A Preferred Stock is attached hereto as Exhibit 2.1(c).

     2.2 Effect Of Merger On Newco Stock. At the Effective Time of the Merger without any action on the part of the holders of Newco Stock, each share of Newco Stock issued and outstanding immediately prior to the Effective Time of the Merger shall remain outstanding as one share of Newco Stock.

3.   DELIVERY OF MERGER CONSIDERATION

     3.1 Exchange Procedure. At the Effective Time of the Merger the holders of the BPI Stock shall, on surrender of certificates representing the BPI Stock ("Certificates"), receive their respective percentages of the shares of NFLI Preferred Stock which constitute the Merger Consideration as set forth on
Schedule 2.1 hereto. The surrender of the Certificates by the Shareholder to Newco and the delivery by NFLI to the Shareholder of the NFLI Preferred Stock specified in Section 2.1 shall occur on the Closing Date. On the Closing Date, the Shareholder shall also receive the cash payment in the form of a certified check or by wire transfer to a bank account in New York designated by the Shareholder and the Note in the amounts specified in Section 2.1.

     3.2 Delivery Of Certificates. Each holder shall deliver to Newco, ANI and NFLI at the Closing the Certificates representing the shares of BPI Stock owned by him or her, duly endorsed in blank by the holder, or accompanied by blank stock powers. Each holder agrees promptly to cure any deficiencies with respect to the endorsement of his or her Certificates or other documents of conveyance with respect to such BPI Stock or with respect to the stock powers accompanying any BPI Stock. All shares of NFLI Preferred Stock issued upon conversion of shares of BPI Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to the BPI Stock. Until surrender as contemplated by this
Section 3, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration.

4.   CLOSING

     Subject to the terms and conditions of this Agreement, the closing of the Merger and the transactions contemplated by this Agreement (the "Closing") will take place on the second business day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Sections 8 and 9, unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Patton Boggs, LLP, 1660 Lincoln Street, Suite 1900, Denver, Colorado 80264, unless another place is agreed to in writing by the parties hereto.

5.   REPRESENTATIONS AND WARRANTIES OF BPI AND THE SHAREHOLDER

     BPI and the Shareholder jointly and severally represent and warrant that all of the following representations and warranties in this Section 5 are true at the date of this Agreement and shall be true at the time of Closing.

     5.1 Due Organization. BPI is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite power and authority to carry on its business as it is now being conducted. BPI is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except (i) as set forth on Schedule 5.1 to the BPI Disclosure Letter or (ii) where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise), of BPI taken as a whole (as used herein with respect to BPI, or with respect to any other person, a "Material Adverse Effect"). Schedule 5.1 to the BPI Disclosure Letter sets forth the jurisdiction in which BPI is incorporated and contains a list of all jurisdictions in which BPI is authorized or qualified to do business. True, complete and correct copies of the Articles of Incorporation and By-laws, each as amended, of BPI (the "Charter Documents") are all attached to Schedule 5.1 to the BPI Disclosure Letter. The stock records of BPI, as heretofore made available to Newco, are correct and complete in all material respects. There are no minutes or other records or proceedings in the possession of BPI which have not been made available to Newco, and all of such minutes or other records of proceedings are correct and complete in all respects.

     5.2 Authorization. The representatives of BPI executing this Agreement have the authority to enter into and bind BPI to the terms of this Agreement and BPI has the full legal right, power and authority to enter into this Agreement and the Merger, subject to any required approval of the shareholders and the Board of Directors of BPI as set forth on Schedule 5.2 to the BPI Disclosure Letter, executed copies of which are attached thereto.

     5.3 Capital Stock Of BPI. The authorized capital stock of BPI is as set forth in Section 1.4(i). All of the issued and outstanding shares of the capital stock of BPI are owned by the holders in the amounts set forth in Schedule 2.1 and further, except as set forth on Schedule 5.3 to the BPI Disclosure Letter, are owned free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind. All of the issued and outstanding shares of the capital stock of BPI have been duly authorized and validly issued, are fully paid and nonassessable, are owned of record and beneficially by the holders listed and further, such shares were offered, issued, sold and delivered by BPI in compliance with all applicable state and Federal laws concerning the issuance of securities. Further, none of such shares was issued in violation of any preemptive rights of any past or present stockholder.

     5.4 Transactions In Capital Stock; Organization; Accounting. Except as set forth on Schedule 5.4 to the BPI Disclosure Letter, (i) BPI has not acquired any BPI Stock since its inception; (ii) no option, warrant, call, conversion right or commitment of any kind exists which obligates BPI to issue any of its authorized but unissued capital stock; (iii) BPI has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof; and (iv) neither the voting stock structure of BPI nor the relative ownership of shares among any of its respective stockholders has been altered or changed in contemplation of the Merger.
Schedule 5.4 to the BPI Disclosure Letter also includes complete and accurate copies of all stock option or stock purchase plans, including a list of all outstanding options, warrants or other rights to acquire shares of BPI's stock.

     5.5 No Bonus Shares. Except as set forth on Schedule 5.5 to the BPI Disclosure Letter, none of the shares of BPI Stock was issued pursuant to awards, grants or bonuses in contemplation of the Merger.

     5.6 Subsidiaries. Except as set forth on Schedule 5.6 to the BPI Disclosure Letter, BPI (i) has no subsidiaries and (ii) does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity nor is BPI, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

     5.7 Predecessor Status; Etc. Set forth in Schedule 5.7 to the BPI Disclosure Letter is an accurate list of all names of all predecessor companies of BPI, including the names of any entities acquired by BPI (by stock purchase, merger or otherwise) or owned by BPI or from whom BPI previously acquired material assets, in any case, from the earliest date upon which any person acquired his or her stock in BPI. Except as disclosed on Schedule 5.7 to the BPI Disclosure Letter, BPI has not been, within such period of time, a subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

     5.8 Spin-Off By BPI. Except as set forth on Schedule 5.8 to the BPI Disclosure Letter, there has not been any sale, spin-off or split-up of material assets of either BPI or any other person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, BPI ("Affiliates") since its inception.

     5.9 Financial Statements. Schedule 5.9 to the BPI Disclosure Letter includes copies of the following financial statements (the "BPI Financial Statements") of BPI: BPI's audited Balance Sheets as of December 31, 1998, 1997 and audited Statements of Operations, Shareholders' Equity and Cash Flows for each of the fiscal years ended December 31, 1998, 1997 and 1996, unaudited Balance Sheets as of June 30, 1999 and 1998 and unaudited Statements of Operations, Shareholders' Equity and Cash Flows for each of the six month periods ended June 30, 1999 and 1998 (June 30, 1999 being hereinafter referred to as the "Balance Sheet Date"). Such BPI Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as noted thereon or on Schedule 5.9 to the BPI Disclosure Letter). Except as set forth on Schedule 5.9 to the BPI Disclosure Letter, such

Balance Sheets present fairly in all material respects the financial position of BPI as of the dates indicated thereon, and such Statements of Operations, Shareholders' Equity and Cash Flows present fairly in all material respects the results of operations for the periods indicated thereon.

     5.10 Liabilities And Obligations. Schedule 5.10 to the BPI Disclosure Letter includes accurate lists as of the Balance Sheet Date of (i) all material liabilities of BPI which are not reflected on the Balance Sheet of BPI at the Balance Sheet Date or otherwise reflected in the BPI Financial Statements at the Balance Sheet Date which by their nature would be required in accordance with GAAP to be reflected in the Balance Sheet, and (ii) all loan agreements, indemnity or guaranty agreements, bonds, mortgages, liens, pledges or other security agreements. Except as set forth on Schedule 5.10 to the BPI Disclosure Letter, since the Balance Sheet Date BPI has not incurred any material liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business. Schedule 5.10 to the BPI Disclosure Letter also includes, in the case of those contingent liabilities related to pending or threatened litigation, or other liabilities which are not fixed or otherwise accrued or reserved, a good faith and reasonable estimate of the maximum amount which BPI reasonably expects will be payable. For each such contingent liability or liability for which the amount is not fixed or is contested, BPI has provided to Newco the following information:

          (a) A summary description of the liability together with the following:

               (i)   copies of all relevant documentation relating thereto;

               (ii)  amounts claimed and any other action or relief sought; and

               (iii) name of claimant and all other parties to the claim, suit or proceeding;

          (b) The name of each court or agency before which such claim, suit or proceeding is pending; and

          (c)  The date such claim, suit or proceeding was instituted; and

          (d) A good faith and reasonable estimate of the maximum amount, if any, which is likely to become payable with respect to each such liability. If no estimate is provided, the estimate shall for purposes of this Agreement be deemed to be zero.

     5.11 Accounts And Notes Receivable. Schedule 5.11 to the BPI Disclosure Letter includes an accurate list of the accounts and notes receivable of BPI, as of the Balance Sheet Date, including any such amounts which are not reflected in the Balance Sheet as of the Balance Sheet Date, and including receivables from and advances to employees and the stockholders. Except to the extent reflected on Schedule 5.11 to the BPI Disclosure Letter, to the Knowledge of BPI and the Shareholder, such accounts, notes and other receivables are collectible in the amounts shown on Schedule 5.11 to the BPI Disclosure Letter, net of reserves reflected in the Balance Sheet as of the Balance Sheet Date.

     5.12  Permits And Intangibles.

          (i) BPI and/or its employees hold all licenses, franchises, permits and other governmental authorizations the absence of any of which could have a Material Adverse Effect on BPI's business and Schedule 5.12 to the BPI Disclosure Letter includes an accurate list and summary description of all such licenses, franchises, permits and other governmental authorizations, including permits (it being understood and agreed that a list of all environmental permits and other environmental approvals is set forth on Schedule 5.13 to the BPI Disclosure Letter), titles (including motor vehicle titles and current registrations), fuel permits, licenses, franchises and certificates, as well as
(a) registered or unregistered trademarks, trade names, patents, patent applications and inventions and discoveries that may be patentable, (b) copyrights owned or held by BPI or any of its employees (including interests in software or other technology systems, programs and intellectual property). To the Knowledge of BPI and the Shareholder, the licenses, franchises, permits and other governmental authorizations listed on Schedules 5.12 and 5.13 to the BPI Disclosure Letter are valid, and BPI has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. BPI has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the licenses, franchises, permits and other governmental authorizations listed on Schedules 5.12 and 5.13 of the BPI Disclosure letter and is not in violation of any of the foregoing except where such non-compliance or violation would not have a Material Adverse Effect on BPI. Except as specifically provided in Schedule 5.12 to the BPI Disclosure Letter, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to BPI by, any such licenses, franchises, permits or government authorizations.

          (ii) The patents, the marks and copyrights, as well as the know how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans and drawings owned, used or licensed by BPI (collectively, the "Trade Secrets") are all those necessary to enable BPI to conduct and to continue to conduct its business as it is currently conducted. Schedule 5.12 of the BPI Disclosure Letter also contains a description of all material Trade Secrets owned or used by BPI. Except as set forth on Schedule 5.12 to the BPI Disclosure Letter (a) all of the patents, marks, copyrights and Trade Secrets (collectively, the "Intellectual Property") are owned, or used under valid licenses, by BPI, and, are free and clear of all liens and other adverse claims; (b) to the Knowledge of BPI and the Shareholder, BPI has not infringed on or misappropriated, is not now infringing on or misappropriating, and has not received any notice that it is infringing on, misappropriating, or otherwise conflicting with the intellectual property rights of any third parties; (c) there is no claim pending or, to the Knowledge of BPI and the Shareholder, threatened against BPI with respect to the alleged infringement or misappropriation by BPI or a conflict with, any intellectual property rights of others; (d) to the Knowledge of BPI and the Shareholder, the operation of any aspect of the business in the manner in which it has heretofore been operated or is presently operated does not give rise to any such infringement or misappropriation; and (e) to the Knowledge of BPI and the Shareholder, there is no infringement or misappropriation of the Intellectual Property by a third party or claim, pending or threatened, against any third party with respect to the alleged infringement or misappropriation of the Intellectual Property by such third party.

     5.13 Environmental Matters. Except as set forth on Schedule 5.13 to the BPI Disclosure Letter, and except where any failure to comply or action would not have a Material Adverse Effect, (i) BPI has complied with and is in compliance with all Federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to any of them or any of their respective properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes and Hazardous Substances including petroleum and petroleum products (as such terms are defined in any applicable Environmental Laws); (ii) BPI has obtained and adhered to all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes and Hazardous Substances, an accurate list of all of which permits and approvals is set forth on Schedule 5.13 to the BPI Disclosure Letter, and have reported to the appropriate authorities, to the extent required by all Environmental Laws, all past and present sites owned and operated by BPI where Hazardous Wastes or Hazardous Substances have been treated, stored, disposed of or otherwise handled; (iii) there have been no releases or threats of releases (as defined in Environmental Laws) at, from, in or on any property owned or operated by BPI except as permitted by Environmental Laws; (iv) to the Knowledge of BPI and the Shareholder there is no on-site or off-site location to which BPI has transported or disposed of Hazardous Wastes and Hazardous Substances or arranged for the transportation of Hazardous Wastes and Hazardous Substances, which site is the subject of any Federal, state, local or foreign enforcement action or any other investigation which is reasonably likely to lead to any claim against BPI for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury, including, but not limited to, any claim under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; and (v) to the Knowledge of BPI and the Shareholder, BPI has no contingent liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment.

     5.14 Personal Property. Schedule 5.14 to the BPI Disclosure Letter includes an accurate list of (i) all personal property included (or that will be included) in "depreciable plant, property and equipment" on the Balance Sheets of BPI, (ii) all other personal property owned by BPI with an individual value in excess of $25,000 (a) as of the Balance Sheet Date and (b) acquired since the Balance Sheet Date and (iii) all leases and agreements in respect of personal property, including, in the case of each of (i), (ii) and (iii), (1) true, complete and correct copies of all such leases and (2) an indication as to which assets are currently owned, or were formerly owned, by stockholders, relatives of stockholders, or Affiliates of BPI. Except as set forth on Schedule 5.14 to the BPI Disclosure Letter, (x) all material personal property used by BPI in its business is either owned by BPI or leased by BPI pursuant to a lease included on
Schedule 5.14 to the BPI Disclosure Letter, (y) all of the personal property listed on Schedule 5.14 to the BPI Disclosure Letter is in good working order and condition, ordinary wear and tear excepted and (z) all leases and agreements included on Schedule 5.14 to the BPI Disclosure Letter are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

     5.15 Significant Customers; Material Contracts And Commitments.

          (i) Schedule 5.15 to the BPI Disclosure Letter includes an accurate list of (i) all significant customers of BPI, it being understood and agreed that a "significant customer," for purposes of this Section 5.15 means a customer (or person or entity) representing 5% or more of BPI's annual revenues as of the Balance Sheet Date. Except to the extent set forth on Schedule 5.15 to the BPI Disclosure Letter, none of BPI'S significant customers has canceled or substantially reduced or, to the Knowledge of BPI and the Shareholder, are currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by BPI.

          (ii) Schedule 5.15 to the BPI Disclosure Letter includes an accurate list as of or on the date hereof, of all material written or oral leases, agreements or other contracts or legally binding contractual rights or contractual obligations or contractual commitments relating to or in any way affecting the operation or ownership of the business of BPI (the "Material Contracts"), including but not limited, those of a type described below:

               (a) Any consulting agreement, employment agreement, change-in-control agreement, and collective bargaining arrangements with any labor union and any such agreements currently in negotiation or proposed;

               (b) Any contract for capital expenditures or the acquisition or construction of fixed assets in excess of $25,000.

               (c) Any contract for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise, machinery, equipment, parts or other property or services (except if such contract is made in the ordinary course of business and requires aggregate future payments of less than $25,000);

               (d) Any contract other than trade payables in the ordinary course of business relating to the borrowing of money, or the guaranty of another person's borrowing of money, including, without limitation, any notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing, including assumed indebtedness;

               (e) Any contract granting any person a lien on all or any part of the assets of BPI or any of its subsidiaries;

               (f) Any contract for the cleanup, abatement or other actions in connection with hazardous materials as defined under any Environmental Laws, the remediation of any existing environmental liabilities or relating to the performance of any environmental audit or study;

               (g) Any contract granting to any person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any material assets of BPI or any

BPI Subsidiary;

               (h) Any contract with any agent, distributor or representative which is not terminable by BPI upon ninety calendar days' or less notice without penalty;

               (i) Any contract under which BPI is (1) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property, or (2) a lessor of any tangible personal property owned by BPI, in either case having an original value in excess of $25,000;

               (j) Any contract under which BPI has granted or received a license or sublicense or under which it is obligated to pay or has the right to receive a royalty, license fee or similar payment;

               (k)  Any contract concerning any Affiliates;

               (l) Any contract providing for the indemnification or holding harmless of any officer, director, employee or other person, other than as provided in the by-laws of BPI;

               (m) Any contract for purchase or sale by BPI or the granting of any options with respect to, or providing for any labor, services or materials (including brokerage or management services) involving any real property on which BPI conducts any aspect of its business involving aggregate future payments of more than $25,000;

               (n) Any contract limiting, restricting or prohibiting BPI from conducting business anywhere in the United States or elsewhere in the world;

               (o)  Any joint venture or partnership agreement;

               (p) Any lease, sublease or associated agreements relating to the property leased by BPI;

               (q) Any material contract requiring prior notice, consent or other approval upon a change of control in the equity ownership of BPI, which contracts shall be separately identified on Schedule 5.15 to the BPI Disclosure Letter;

               (r) Any other contract, whether or not made in the ordinary course of business, which involves future payments in excess of $25,000.

BPI has provided Newco a true and complete copy of each written Material Contract and a true and complete summary of each oral Material Contract, in each case including all amendments or other modifications thereto. Except as set forth on Schedule 5.15 to the BPI Disclosure Letter, each Material Contract is a valid and binding obligation of, and enforceable in accordance with its terms against, BPI, and, to the Knowledge of BPI and the Shareholder, the other parties thereto, and is in full force and effect, subject only to bankruptcy, reorganization, receivership and other laws affecting creditors' rights generally. Except as set forth on Schedule 5.15 of the BPI Disclosure Letter, BPI has performed all obligations required to be performed by it as of the date hereof and will have performed all obligations required to be performed by it as of the Closing Date under each Material Contract and neither BPI, nor, to the Knowledge of BPI and the Shareholder, any other party to any Material Contract is in breach or default thereunder, and to the Knowledge of BPI and the Shareholder, there exists no condition which would, with or without the lapse of time or the giving of notice, or both, constitute a breach or default thereunder. BPI has not been notified that any party to any Material Contract intends to cancel, terminate, not renew, or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.

     5.16 Real Property. Schedule 5.16 to the BPI Disclosure Letter is a correct and complete list, and a brief description of, all real estate in which BPI has an ownership interest (the "Owned Real Property") and all real property leased by BPI (the "Leased Real Property"), and all facilities thereon. Except as lessee of Leased Real Property, BPI is not a lessee under or otherwise a party to any lease, sublease, license, concession or other agreement, whether written or oral, pursuant to which another person or entity has granted to BPI the right to use or occupy all or any portion of any real property.

          BPI has good and marketable fee simple title to the Owned Real Property and, assuming good title in the landlord, a valid leasehold interest in the Leased Property (the Owned Real Property and the Leased Real Property are sometimes referred to as the "Real Property"), in each case free and clear of all liens, assessments or restrictions (including, without limitation, inchoate liens arising out of the provision of labor, services or materials to any such Real Property) other than (a) mortgages shown on the BPI Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) liens for current taxes not yet due, and (c) minor imperfections of title, such as utility and access easements that do not impair the intended use of the Real Property, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of BPI, and zoning laws and other land use restrictions or restrictive covenants that do not materially impair the present use of the property subject thereto. The Real Property constitutes all the real properties reflected on BPI Financial Statements or used or occupied by BPI in connection with its business or otherwise.

          With respect to the Owned Real Property, except as reflected on
Schedule 5.16 to the BPI Disclosure Letter:

          (i) BPI is in exclusive possession thereof and no easements, licenses or rights are necessary to the conduct of its business thereon in addition to those which exist as of the date hereof;

          (ii) No portion thereof is subject to any pending condemnation proceeding or proceeding by any public or quasi-public authority materially adverse to the Owned Real Property and, to the Knowledge of BPI and the Shareholder, there is no threatened condemnation or proceeding with respect thereto;

          (iii) The buildings, plants, improvements, structures and fixtures owned, leased or used by BPI at the Owned Real Property, including, without limitation, heating, ventilation and air conditioning systems, roofs, foundations and floors, are in good operating condition and repair; the Owned Real Property is properly zoned for its use by BPI (without being a legal nonconforming use or subject to a conditional use permit), and is not, to the Knowledge of BPI and the Shareholder, in violation of any zoning, subdivision, health, safety, landmark preservation, wetlands preservation, building, environmental, land use or other ordinances, laws, codes or regulations or any covenants, restrictions or other documents of record; nor has any notice of any claimed violation of any such ordinances, laws, codes or regulations or any covenants, restrictions or other documents of record been served on BPI; and BPI has not received notice of, and to the Knowledge of BPI and the Shareholder there has not been, any change in such zoning, subdivision, health, safety, landmark preservation, wetlands preservation, building, environmental, land use or other ordinances, laws, codes or regulations that affects BPI's use of such Owned Real Property (without regard to any non-conforming use or other so-called "grandfather" provision);

          (iv) Since January 1, 1998, BPI has not received notice of any increase in the assessed valuation of the Owned Real Property or of any contemplated special assessment; Schedule 5.16 to the BPI Disclosure Letter contains a true and correct description of all pending proceedings to reduce the general real estate taxes against the Owned Real Property; none of the Owned Real Property is located in a special service district, special service area, tax increment financing district or similar district or area, or to the Knowledge of BPI and the Shareholder, subject to a threatened special assessment; and, to the Knowledge of BPI and the Shareholder, none of the Owned Real Property is located in an area for which federal flood risk insurance is necessary;

          (v) All facilities located on any parcel of the Owned Real Property are supplied with utilities and other third-party services, such as water, sewer, electricity, gas, roads, rail service and garbage collection, necessary for the current operation of such facilities, all of which services are adequate to conduct that portion of BPI's business conducted at each of such facilities and such facilities are, to the Knowledge of BPI and the Shareholder, maintained in accordance with all laws, ordinances, rules and regulations applicable to BPI or the Owned Real Property;

          (vi) BPI is not a party to any written or oral agreements or undertakings with owners or users of properties adjacent to any facility located on any parcel of the Owned Real Property relating to the use, operation or maintenance of such facility or any adjacent real property;

          (vii) BPI is not a lessor under or otherwise a party to any lease, sublease, license, concession or other agreement, whether written or oral, pursuant to which BPI has granted to any party or parties the right to use or occupy all or any portion of the Owned Real Property;

          (viii) To the Knowledge of BPI and the Shareholder, the buildings, plants, improvements, structures, and fixtures on the Owned Real Property are free from regulated quantities of asbestos;

          (ix) There are no material defects in any improvements on or to the Owned Real Property;

          (x) No portion of any parcel of the Owned Real Property is subject to any roll-back tax, dual or exempt valuation tax, or contains any omitted parcel;

          (xi) All assessments and taxes currently due and payable on the Owned Real Property have been paid; and

          (xii) The buildings, plants, and structures on the Owned Real Property are free from flooding and leaks.

          With respect to the Leased Real Property, except as reflected on
Schedule 5.16 to the BPI Disclosure Letter:

          (i) BPI is in exclusive possession thereof and, to the Knowledge of BPI and the Shareholder, no easements, licenses or rights are necessary to conduct BPI's business thereon in addition to those which exist as of the date hereof;

          (ii) To the Knowledge of BPI and the Shareholder, no portion thereof is subject to any pending condemnation proceeding or proceeding by any public or quasi-public authority materially adverse to the Leased Real Property and there is no threatened condemnation or proceeding with respect thereto;

          (iii) To the Knowledge of BPI and the Shareholder (a) the buildings, plants, improvements, structures and fixtures at the Leased Real Property, including, without limitation, heating, ventilation and air conditioning systems, roofs, foundations and floors, are in good operating condition and repair; (b) the Leased Real Property is not in violation of any health, safety, building, or environmental ordinances, laws, codes or regulations; nor has any notice of any claimed violation of any such ordinances, laws, codes or regulations been served on BPI;

          (iv) The Leased Real Property is supplied with utilities and other third-party services, such as water, sewer, electricity, gas, roads, rail service and garbage collection, necessary for the current operation of BPI's business, and such Leased Real Property is, to the Knowledge of BPI and the Shareholder, maintained in all material respects in accordance with all laws applicable to BPI or the Leased Real Property;

          (v) BPI is not a party to any written or oral agreement or undertaking with owners or users of properties adjacent to the Leased Real Property relating to the use, operation or maintenance of such facility or any adjacent real property;

          (vi) BPI is not a party to any lease, sublease, license, concession or other agreement, whether written or oral, pursuant to which BPI has granted to any party or parties the right to use or occupy all or any portion of the Leased Real Property;

           (vii) To the extent that BPI has responsibility under the lease(s) for the Leased Real Property for compliance with the provisions of the ADA, to the Knowledge of BPI and the Shareholder, all alterations, rehabilitations, structures, or improvements in the Leased Property comply with the ADA;

           (viii) To the Knowledge of BPI and the Shareholder (a) there are no material defects in any improvements on or to the Leased Real Property; (b) the Leased Real Property is free from regulated quantities of asbestos; and (c) the Leased Real Property is free from flooding and leaks.

     5.17 Insurance. Schedule 5.17 to the BPI Disclosure Letter includes (i) an accurate list of all insurance policies carried by BPI for the past three years, and (ii) an accurate list of all insurance loss runs or workers compensation claims received for the past five policy years and complete copies of the foregoing items have been delivered to Newco. Such insurance policies evidence all of the insurance that BPI has been required to carry pursuant to all of its contracts and other agreements and pursuant to all applicable laws. All insurance policies for the current policy periods are in full force and effect and shall remain in full force and effect through the Closing Date. Since January 1, 1995, no insurance carried by BPI has been canceled by the insurer and BPI has not been denied coverage.

     5.18  Compensation; Employment Agreements; Organized Labor Matters.
Schedule 5.18 to the BPI Disclosure Letter includes an accurate list of (i) all officers, directors and key employees of BPI, (ii) all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of the Balance Sheet Date and the date hereof. BPI has provided to Newco true, complete and correct copies of any employment agreements for persons listed on Schedule 5.18 to the BPI Disclosure Letter. Since the Balance Sheet Date, there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, except ordinary salary increases implemented on a basis consistent with past practices. Except as set forth on Schedule 5.18 to the BPI Disclosure Letter, (i) BPI is not bound by or subject to (and none of its assets or properties is bound by or subject to) any arrangement with any labor union, (ii) no employees of BPI are represented by any labor union or covered by any collective bargaining agreement, (iii) to the Knowledge of BPI and the Shareholder, no campaign to establish such representation is in progress and (iv) there is no pending or, to the Knowledge of BPI and the Shareholder, threatened labor dispute involving BPI and any group of its employees nor has BPI experienced any labor interruptions over the past three years. BPI believes its relationship with its employees to be good.

     5.19 Employee Benefit Plans. Schedule 5.19 to the BPI Disclosure Letter sets forth all employee benefit plans of BPI, including all employment agreements and other agreements or arrangements containing "golden parachute" or other similar provisions, and deferred compensation agreements. BPI has delivered to Newco true, complete and correct copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date. Except for the employee benefit plans, if any, described on Schedule 5.19 to the BPI Disclosure Letter, BPI does not sponsor, maintain or contribute to any plan program, fund or arrangement that constitutes an

"employee pension benefit plan," nor has BPI any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning as is given that term in Section 3(2) of ERISA. BPI has not sponsored, maintained or contributed to any employee pension benefit plan other than the plans set forth on Schedule
5.19 to the BPI Disclosure Letter, nor is BPI required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any of the BPI's employees. All accrued contribution obligations of BPI with respect to any plan listed on Schedule 5.19 to the BPI Disclosure Letter have either been fulfilled in their entirety or are fully reflected on the balance sheet of the BPI as of the Balance Sheet Date.

     5.20 Compliance With ERISA. All plans listed on Schedule 5.19 to the BPI Disclosure Letter that are intended to qualify (the "Qualified Plans") under
Section 401(a) of the Code are, and have been so qualified and have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Schedule 5.19 to the BPI Disclosure Letter. Except as disclosed on Schedule 5.20 to the BPI Disclosure Letter, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of
Schedule 5.19 to the BPI Disclosure Letter. None of the stockholders has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No plan listed in Schedule 5.19 to the BPI Disclosure Letter has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA; and BPI has not incurred any liability for excise tax or penalty due to the Internal Revenue Service nor any liability to the Pension Benefit Guaranty Corporation. BPI and the Shareholder further represent that:

          (i) There have been no terminations, partial terminations or discontinuance of contributions to any such Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service;

          (ii) No plan listed in Schedule 5.19 to the BPI Disclosure Letter, subject to the provisions of Title IV of ERISA, has been terminated;

          (iii) There have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any such plan listed in
Schedule 5.19 to the BPI Disclosure Letter;

          (iv)   BPI has not incurred liability under Section 4062 of ERISA; and

          (v) No circumstances exist pursuant to which BPI could have any direct or indirect liability whatsoever (including, but not limited to, any liability to any multiemployer plan or the PBGC under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory lien to secure payment of any such liability) with respect to any plan now or heretofore maintained or contributed to by any entity other than BPI that is, or at any time was, a member of a "controlled group" (as defined in Section 412(n)(6)(B) of the Code) that includes BPI.

     5.21  Conformity With Law; Litigation.

           (i) Except to the extent set forth on Schedule 5.21 to the BPI Disclosure Letter, BPI is not in violation of any law or regulation or any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it which would have a Material Adverse Effect.

           (ii) Except as set forth on Schedule 5.21 to the BPI Disclosure Letter (which shall disclose the parties to, nature of and relief sought for each matter to be disclosed), other than collection actions by BPI in the ordinary course of business on its own behalf, none of which is greater than $10,000 and which in the aggregate do not exceed $25,000:

                (a) There is no suit, action, proceeding, investigation, claim or order pending or, to the Knowledge of BPI and the Shareholder, threatened against BPI, or with respect to any Employee Plan, or any fiduciary of any such plan (or pending or, to the Knowledge of BPI and the Shareholder, threatened against any of the officers, directors or employees of BPI with respect to the business or currently proposed business activities of BPI, or to which BPI is otherwise a party, or which may have or is likely to have a Material Adverse Effect, before any court, or before any governmental authority, department, commission, bureau, agency or other governmental department or arbitrator (collectively, "Claims"), nor, to the Knowledge of BPI and the Shareholder is there any basis for any such Claims.

                (b) BPI is not subject to any unsatisfied or continuing judgment, order or decree of any court or governmental authority, and to the Knowledge of BPI and the Shareholder, BPI is not otherwise exposed, from a legal standpoint, to any liability or disadvantage which could have a Material Adverse Effect. Schedule 5.21 to the BPI Disclosure Letter sets forth all closed litigation matters to which BPI was a party during the preceding five years, the dates such litigation was commenced and concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment).

     5.22 Taxes. BPI has timely filed all requisite federal, state and other tax returns or extension requests for all fiscal periods ended on or before the Balance Sheet Date; and except as set forth on Schedule 5.22 to the BPI Disclosure Letter, there are no examinations in progress or claims against any of them for federal, state and other Taxes (including penalties and interest) for any period or periods prior to and including the Balance Sheet Date and no notice of any claim for taxes, whether pending or threatened, has been received. All Taxes, including interest and penalties (whether or not shown on any tax return) owed by BPI, any member of an affiliated or consolidated group which includes or included BPI, or with respect to any payment made or deemed made by BPI herein have been paid. The amounts shown as accruals for Taxes on the BPI Financial Statements are sufficient for the payment of all Taxes of the kinds indicated (including penalties and interest) for all fiscal periods ended on or before that date. Copies of (i) any tax examinations, (ii) extensions of statutory limitations and (iii) the federal and local income tax returns and franchise tax returns of BPI for the last three fiscal years, are attached as Schedule 5.22 to the BPI Disclosure Letter.

     5.23 No Violations. BPI is not in violation of any of its Charter Documents. Neither BPI nor, to the Knowledge of BPI and the Shareholder, any other party thereto, is in default under any lease, instrument, agreement, license, or permit set forth on the Schedules to the BPI Disclosure Letter, or any other material agreement to which it is a party or by which its properties are bound (the "Material Documents"); and, except as set forth in Schedule 5.23 to the BPI Disclosure Letter, (a) the rights and benefits of BPI under the Material Documents will not be adversely affected by the transactions contemplated hereby and (b) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation of, or breach of, or constitute a default under, any of the terms or provisions of the Material Documents or the Charter Documents. Except as set forth on Schedule 5.23 to the BPI Disclosure Letter, none of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit. Except as set forth on Schedule 5.23 to the BPI Disclosure Letter, none of the Material Documents prohibits the use or publication by BPI or Newco of the name of any other party to such Material Document, and none of the Material Documents prohibits or restricts BPI from freely providing services to any other customer or potential customer of BPI or Newco.

     5.24 Government Contracts. Except as set forth on Schedule 5.24 to the BPI Disclosure Letter, BPI is not now a party to any governmental contracts subject to price redetermination or renegotiation.

     5.25 Company Products. Except as set forth on Schedule 5.25 to the BPI Disclosure Letter, there have been no BPI Products which have been recalled, withdrawn or suspended in, or outside of, the United States (whether voluntarily or otherwise) since January 1, 1994 and ending on the date hereof, or (ii) proceedings in the United States and/or outside of the United States pending against BPI at any time since January 1, 1994 and ending on the date hereof (whether such proceedings have since been completed or remain pending) seeking the recall, withdrawal, suspension or seizure of any BPI Product or seeking to enjoin BPI from engaging in any activities pertaining to such BPI Products or to affirmatively perform activities pertaining to such BPI Products prior to shipping such products. To the Knowledge of BPI and the Shareholder except as set forth in Schedule 5.25 to the BPI Disclosure Letter, there exists no facts which could reasonably be expected to furnish a basis for the recall or withdrawal of any BPI Product or the suspension of any product registration, product license, manufacturing license, wholesale dealers license, export license or other governmental license, approval or consent of any governmental regulatory agency with respect to any of the BPI Products and there are no facts which could reasonably be expected to form the basis for the issuance of an injunction pertaining thereto or to cause BPI to cease further distribution or marketing of any of the BPI Products. The BPI Products have been manufactured, marketed and distributed in accordance with the specifications under which such BPI Products have normally been manufactured and in accordance with all requirements of law. Since January 1, 1994, BPI has not received or been subject to consent decrees, orders, settlement agreements or similar matters relating in any fashion to the BPI Products or received any warning letter or other correspondence from the Food and Drug Administration, Federal Trade Commission or other governmental agencies, federal, state or local, or any governmental officials concerning the BPI Products or which have in any manner asserted that the operations of BPI have not, or may not, be in compliance with applicable laws, regulations, rules or guidelines. BPI has complied in all respects with current reporting requirements relating to the BPI Products;

     5.26 Absence Of Changes. Since the Balance Sheet Date, except as set forth on Schedule 5.26 to the BPI Disclosure Letter, there has not been:

           (i) Any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of BPI;

           (ii) Any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of BPI;

           (iii) Any change in the authorized capital of BPI or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

           (iv) Any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of BPI;

           (v) Any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by BPI to any of its officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

           (vi) Any work interruptions, labor grievances or claims filed, or any event or condition of any character, materially adversely affecting the business of BPI;

           (vii) Any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of BPI to any person, including, without limitation, any of the stockholders and their affiliates;

           (viii) Any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the BPI, including without limitation any indebtedness or obligation of any stockholder or any affiliate thereof;

           (ix) Any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of BPI or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

          (x) Any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of BPI's business;

          (xi)   Any waiver of any material rights or claims of BPI;

          (xii) Any amendment or termination of any Material Documents or other right to which BPI is a party;

          (xiii) Any transaction by BPI outside the ordinary course of its business;

          (xiv) Any cancellation or termination of a Material Contract with a customer or client prior to the scheduled termination date; or

          (xv) Any other distribution of property or assets by BPI other than in the ordinary course of business.

     5.27 Deposit Accounts; Powers Of Attorney. Schedule 5.27 to the BPI Disclosure Letter includes an accurate list as of the date of the Agreement of:
(i) the name of each financial institution in which BPI has accounts or safe deposit boxes; (ii) the names in which the accounts or boxes are held; (iii) the type of account and account number; and (iv) the name of each person authorized to draw thereon or have access thereto. Schedule 5.27 to the BPI Disclosure Letter also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from BPI and a description of the terms of such power.

     5.28 Validity Of Obligations. The execution and delivery of this Agreement by BPI and the performance of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of BPI and this Agreement has been duly and validly authorized by all necessary corporate action and is a legal, valid and binding obligation of BPI.

     5.29 Relations With Governments. Except for political contributions made in a lawful manner which, in the aggregate, do not exceed $10,000 per year for each year in which the stockholders have been stockholders of BPI, BPI has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would cause BPI to be in violation of the Foreign Corrupt Practices Act of 1977, as amended or any law of similar effect. If political contributions made by BPI have exceeded $10,000 per year for each year in which any person has been a stockholder of BPI, each contribution in the amount of $5,000 or more is described on Schedule 5.29 to the BPI Disclosure Letter.

     5.30 Disclosure.  This Agreement, including the Exhibits and BPI
Disclosure Letter and the Schedules thereto, together with the other information furnished to NFLI, ANI and Newco by BPI in connection herewith, do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements herein and therein, in light of the circumstances under which they were made, not misleading.

     5.31 Prohibited Activities. Except as set forth on Schedule 5.31 to the BPI Disclosure Letter, BPI has not, between the Balance Sheet Date and the date hereof, taken any of the actions (Prohibited Activities) set forth in Section 7.3.

     5.32 Ownership Of Shares. The Shareholder owns of record and beneficially all of the issued and outstanding shares of BPI Stock and has, and at all times prior to and as of the Closing, will have, good and marketable title to such shares free and clear of all liens and adverse claims.

     5.33 Authorization Of Shareholder. The Shareholder has the power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations under this Agreement. This Agreement, upon its execution and delivery by the Shareholder (assuming the due authorization, execution and delivery hereof by the other parties hereto), will constitute the legal, valid and binding obligation of the Shareholder, enforceable against Shareholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws relating to creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     5.34 No Conflicts. The execution, delivery and performance of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated hereby will not conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, any indenture, mortgage, deed of trust, trust (constructive and other), loan agreement or other agreement or instrument to which the Shareholder is a party or by which the Shareholder or the Shareholder's shares are bound, or violate the provisions of any statute, or any order, rule or regulation of any governmental body or agency or instrumentality thereof, or any order, writ, injunction or decree of any court or any arbitrator, having jurisdiction over the Shareholder or the property of the Shareholder.

     5.35 Restrictions On Transfer Of the Merger Consideration Under Securities Laws.

           (i) The Shareholder understands and agrees that the shares of NFLI Preferred Stock and the Note that the Shareholder will acquire in the Merger have not been registered under the Securities Act and that, accordingly, such shares and the Note will not be fully transferable except as permitted under various exemptions contained in the Securities Act or upon satisfaction of the registration and prospectus delivery requirements of the Securities Act. The Shareholder acknowledges that the Shareholder must bear the economic risk of his investment in such shares and the Note for an indefinite period of time as such shares and the Note have not been registered under the Securities Act and therefore cannot be sold unless they are subsequently registered or an exemption from registration is available. The Shareholder hereby represents and warrants that Shareholder is an Accredited Investor as defined under Rule 501(a) of the Securities Act and is acquiring the shares and the Note in the Merger for investment purposes only, for Shareholder's own account, and not as nominee or agent for any other person, and not with the view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.

          (ii) The Shareholder understands and agrees that the certificate evidencing the shares of NFLI Preferred Stock and the Note he will acquire in the Merger, and each instrument or certificate issued in transfer thereof, will bear substantially the following legend:

          THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO THE DISTRIBUTION AND SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. IF THE SECURITIES ARE TO BE SOLD OR TRANSFERRED PURSUANT TO AN EXEMPTION THE CORPORATION MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND WILL NOT VIOLATE SUCH ACT OR ANY OTHER APPLICABLE SECURITIES LAWS.

          (iii) The Shareholder consents to a notation on the records of NFLI and its transfer agent in order to implement the restrictions on transfer set forth in this Section 5.35.

     5.36 Advice Of Counsel. The Shareholder acknowledges that Shareholder has obtained advice from independent counsel with respect to this Agreement to the extent Shareholder desired to do so. The Shareholder is not relying on any representations, except those set forth herein, or advice from NFLI, ANI or Newco, or any of their respective officers, directors, attorneys or other representatives regarding this Agreement, its content or effect.

6.   REPRESENTATIONS OF NFLI, ANI AND NEWCO

     NFLI, ANI and Newco represent and warrant that all of the following representations and warranties in this Section 6 are true at the date of this Agreement and shall be true at the time of Closing.

     6.1 Due Organization. Each of NFLI, ANI and Newco is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite power and authority to carry on its business as it is now being conducted. Each of NFLI, ANI and Newco is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise), of NFLI, ANI and Newco taken as a whole (as used herein with respect to NFLI, ANI and Newco, or with respect to any other person, a "Material Adverse Effect"). True, complete and correct copies of the Certificate of Incorporation and Bylaws (the "Newco Charter Documents") have been provided to BPI.

     6.2 Authorization. The representatives of each of NFLI, ANI and Newco executing this Agreement have the authority to enter into and bind each respective corporation to the terms of this Agreement. Each of NFLI, ANI and Newco has the full legal right, power and authority to enter into this Agreement and the Merger.

     6.3 Capital Stock Of Newco. The authorized capital stock of Newco is as set forth in Section 1.4. All of the issued and outstanding shares of the capital stock of Newco have been duly authorized and validly issued, are fully paid and nonassessable, and further, such shares were offered, issued, sold and delivered by Newco in compliance with all applicable state and Federal laws concerning the issuance of securities. Further, none of such shares were issued in violation of any preemptive rights of any past or present stockholder.

     6.4 Capital Stock Of NFLI. The authorized capital stock of NFLI consists of 20,000,000 shares of NFLI Common Stock of which 5,808,595shares are issued and outstanding, and 1,000,000 shares of NFLI Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of NFLI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of June 30, 1999, 585,880shares of NFLI Common Stock were reserved for issuance upon the exercise of stock options, 811,103 shares of NFLI Common Stock were reserved for issuance upon the exercise of certain warrants, and 79,000 shares of NFLI Common Stock were held by NFLI in its treasury.

     6.5 No Violations. Each of NFLI, ANI and Newco is not in violation of any of its Charter Documents. Neither NFLI, ANI nor Newco, to the Knowledge of NFLI, ANI and Newco, is in default under any material lease, instrument, agreement, license, or permit; and, (a) the rights and benefits of NFLI, ANI and Newco under such documents will not be adversely affected by the transactions contemplated hereby and (b) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation of, or breach of, or constitute a default under, any of the terms or provisions of such documents. None of such documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit.

6.6  SEC Filings; Financial Statements.

     (i) NFLI has filed all forms, reports and documents required to be filed with the SEC and has made available to BPI and the Shareholder (a) its Annual Reports on Form 10-K for the fiscal years ended September 30, 1998 and 1997, (b) its Quarterly Reports on 10-Q for the periods ended December 31, 1998, March 31, 1999 and June 30, 1999, and (c) all proxy statements relating to NFLI's meetings of shareholders held since January 1, 1998

(collectively, the "NFLI SEC Reports"). To the knowledge of NFLI, the NFLI SEC Reports (a) were prepared in all material respects in accordance with the requirements of the Exchange Act, as in effect on the date such NFLI SEC Reports were filed, and (b) did not at the time they were filed (or if amended or superceded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (ii) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the NFLI SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of NFLI and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

7.   COVENANTS PRIOR TO CLOSING.

     7.1  Access And Cooperation; Due Diligence.

          (a) Between the date of this Agreement and the Closing Date, BPI will afford to the officers and authorized representatives of NFLI, ANI and Newco access to all of BPI's sites, properties, books and records and will furnish NFLI, ANI and Newco such additional financial and operating data and other information as to the business and properties of BPI as NFLI, ANI and Newco may from time to time reasonably request. BPI will cooperate with NFLI, ANI and Newco, their representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement or necessary to complete the Merger.

          (b) Between the date of this Agreement and the Closing Date, NFLI, ANI and Newco will afford to the officers and authorized representatives of BPI access to all of NFLI, ANI and Newco's sites, properties, books and records and will furnish BPI such additional financial and operating data and other information as to the business and properties of NFLI, ANI and Newco as BPI may from time to time reasonably request. NFLI, ANI and Newco will cooperate with BPI, its representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement or necessary to complete the Merger.

     7.2 Conduct Of Business Pending Closing. Between the date of this Agreement and the Closing, BPI will, except as set forth on Schedule 7.2 to the BPI Disclosure Letter:

          (i) Carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

          (ii) Maintain its respective properties and facilities in as good working order and condition as at present, ordinary wear and tear excepted;

          (iii) Perform in all material respects all of its respective obligations under agreements relating to or affecting its respective assets, properties or rights;

          (iv) Use all reasonable efforts to keep in full force and effect present insurance policies or other comparable insurance coverage;

          (v) Use its reasonable efforts to maintain and preserve its business organization intact, retain its present key employees and maintain its relationships with suppliers, customers and others having business relations with it;

          (vi) Maintain compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

          (vii) Maintain present debt and lease instruments and not enter into new or amended debt or lease instruments, without the Knowledge and consent of Newco (which consent shall not be unreasonably withheld), provided that debt and/or lease instruments may be replaced without the consent of Newco if such replacement instruments are on terms at least as favorable to BPI as the instruments being replaced; provided, further, that (1) the Shareholder shall loan $450,000 to BPI which obligation shall be evidenced by a subordinated promissory note in substantially the form attached as Exhibit 7.2, (2) an entity formed or to be formed by the Shareholder, Shilpa-Saketh Realty, Inc., may purchase a building in which BPI would become a tenant of approximately 20,000 square feet on or about March 1, 2000, with a rental charge of approximately $.50 per square foot less than the rent paid by the current tenant in such space, all as set forth in a lease agreement which shall provide for a term of five years, with two five-year renewal options to BPI, and which shall be in form and satisfactory to counsel for both BPI and Newco and (3) BPI shall maintain in force a lease and insurance for a Lexus automobile used primarily by the Shareholder; and

          (viii) Maintain or reduce present salaries and commission levels for all officers, directors, employees and agents except for ordinary and customary bonus and salary increases for employees in accordance with past practices.

     7.3 Prohibited Activities. Between the date hereof and the Closing Date, BPI will not, without the prior written consent of Newco, engage in any of the following (the "Prohibited Activities"):

          (i)    Make any change in its Charter Documents;

          (ii) Issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind other than in connection with the exercise of options or warrants listed in Schedule 5.4 to the BPI Disclosure Letter;

          (iii) Declare or pay any dividend, or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock except that during the period from August 20, 1999 and the Closing Date, the Shareholder may receive S Corporation distributions from BPI in an amount not to exceed $750,000;

          (iv) Enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except if it is in the normal course of business (consistent with past practice);

          (v) Create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except (1) with respect to purchase money liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $25,000 necessary or desirable for the conduct of the businesses of BPI, (2) (A) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested taxes adequate reserves have been established and are being maintained) or (B) materialmen's, mechanics' or other like liens arising in the ordinary course of business (the liens set forth in clause (2) being referred to herein as "Statutory Liens"), or (3) liens set forth on Schedule 5.10 and/or 5.15 to the BPI Disclosure Letter;

          (vi) Sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;

          (vii) Negotiate for the acquisition of any business or the start-up of any new business;

          (viii) Merge or consolidate or agree to merge or consolidate with or into any other corporation;

          (ix) Waive any material rights or claims of BPI, provided that BPI may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice, provided, further, that such adjustments shall not be deemed to be included in Schedule 5.11 to the BPI Disclosure Letter unless specifically listed thereon;

          (x) Commit a breach or amend or terminate any Material Documents or right of BPI; or

          (xi) Enter into any other transaction outside the ordinary course of its business or prohibited hereunder.

     7.4 No Shop. Neither BPI, nor any agent, officer, director, trustee or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly or indirectly: (i) solicit or initiate the submission of proposals or offers from any person for; (ii) participate in any discussions pertaining to; or (iii) furnish any information to any person other than NFLI, ANI and Newco or their authorized agents relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, BPI or a merger, consolidation or business combination of BPI. Furthermore, BPI and the Shareholder shall not, and the Shareholder shall not permit BPI to, directly or indirectly, through any officer, director, agent or otherwise, engage in negotiations concerning any such transaction with, or provide information to, any person other than NFLI, ANI or Newco, and their respective representatives, with a view to engaging, or preparing to engage, that person with respect to any matters referenced in this Section 7.4. The Shareholder shall insure that BPI shall not commence any proceeding to merge, consolidate or liquidate or dissolve or obligate itself to do so.

     7.5 Notice To Bargaining Agents. Prior to the Closing Date, BPI shall satisfy any requirement for notice of the transactions contemplated by this Agreement under any applicable collective bargaining agreements, and shall provide Newco written proof that any required notice has been sent.

     7.6 Notification Of Certain Matters. BPI shall give prompt notice to Newco of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of BPI contained herein or in the BPI Disclosure Letter to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of BPI to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder. Newco shall give prompt notice to BPI of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of Newco contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of Newco to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 7.6 shall not be deemed to (i) modify the representations or warranties of the party delivering such notice, (ii) modify the conditions set forth in Sections 8 and 9, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     7.7 Cooperation. BPI shall furnish or cause to be furnished to NFLI, ANI and Newco all of the information concerning BPI required to reasonably inform prospective lenders and investors of NFLI, ANI and Newco who are interested in financing the Merger, and will cooperate with NFLI in the preparation of a Report on Form 8-K for filing with the SEC (including audited and unaudited financial statements of BPI, prepared in accordance with GAAP, in form suitable for inclusion in the Report on Form 8-K).

     7.8 Final Financial Statements; Tax Returns. BPI shall provide to NFLI, ANI and Newco prior to the Closing Date, the unaudited consolidated balance sheets of BPI as of the end of all months following the Balance Sheet Date, and the unaudited consolidated statement of income, cash flows and retained earnings for all months ended after the Balance Sheet Date, disclosing no material adverse change in the financial condition or the results of its operations from the financial statements as of the Balance Sheet Date. Such financial statements shall have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as noted therein). Except as noted in such financial statements, all of such financial statements will present fairly the results of operations for the periods indicated therein. At Closing or as soon thereafter as reasonably practicable (and prior to the deadline under law), the Shareholder shall cause to be filed all requisite federal, state and other tax returns related to BPI's operations prior to Closing. The costs related to such filings shall be borne solely by the Shareholder and any taxes owed shall also be the sole responsibility of the Shareholder. The Shareholder shall provide copies of such returns to NFLI a reasonable time prior to the filing with the appropriate governmental agency to enable NFLI to provide comments and the Shareholder shall provide NFLI with copies of all such filed returns upon filing with the appropriate governmental agencies.

     7.9 Further Assurances. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents, or to take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

     7.10 Compliance With The Hart-Scott-Rodino Antitrust Improvements Act Of 1976 (the "Hart-Scott Act"). The parties to this Agreement hereby recognize that one or more filings under the Hart-Scott Act may be required in connection with the transactions contemplated herein. If it is determined by the parties to this Agreement that filings under the Hart-Scott Act are required, then: (i) each of the parties hereto agrees to cooperate and use its best efforts to comply with the Hart-Scott Act, and (ii) the parties agree to cooperate and use their best efforts to cause all filings required under the Hart-Scott Act to be made. If filings under the Hart-Scott Act are required, the costs and expenses thereof (including filing fees) shall be borne by Newco.

8.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BPI

     The obligations of BPI with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

     8.1 Representations And Warranties; Performance Of Obligations. All representations and warranties of NFLI, ANI and Newco contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by NFLI, ANI and Newco on or before the Closing Date shall have been duly complied with and performed in all material respects; and certificates to the foregoing effect dated the Closing Date, and signed by the President of each of NFLI, ANI and Newco shall have been delivered to BPI.

     8.2 Satisfaction. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to BPI and its counsel.

     8.3 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of BPI as a result of which the management of BPI deems it inadvisable to proceed with the transactions hereunder.

     8.4 Opinion Of Counsel. BPI shall have received an opinion from counsel for Newco, dated the Closing Date, in form and substance satisfactory to counsel for BPI and the Shareholder.

     8.5 Consents And Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of BPI as a result of which BPI deems it inadvisable to proceed with the transactions hereunder.

     8.6 Good Standing Certificates. Newco shall have delivered to BPI a certificate, dated as of a date no later than ten days prior to the Closing Date, duly issued by the Secretary of State of its state of incorporation that Newco is in good standing and that all state franchise and/or income tax returns and taxes for Newco for all periods prior to the Closing have been filed and paid.

     8.7 No Material Adverse Change. No event or circumstance shall have occurred with respect to NFLI, ANI or Newco which would constitute a Material Adverse Effect.

     8.8 Officer's Certificate. BPI shall have received a certificate or certificates, dated the Closing Date and signed by the President of each of NFLI, ANI and Newco, certifying the truth and correctness of attached copies of their respective Articles of Incorporation (including amendments thereto), Bylaws (including amendments thereto), and resolutions of the boards of directors and the stockholders (if required) adopting this Agreement.

       8.9 Incumbency Certificate And Other Documents. BPI shall have received an incumbency certificate or certificates, dated the Closing Date and signed by the Secretary of each of NFLI, ANI and Newco, certifying the names, titles and signatures of the officers authorized to execute the documents referred to in this Section 8 and such additional supporting documentation and other information with respect to the Merger as BPI or its counsel may reasonably request.

9. CONDITIONS PRECEDENT TO OBLIGATIONS OF NFLI, ANI AND NEWCO. The obligations of NFLI, ANI and Newco with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

     9.1 Representations And Warranties; Performance Of Obligations. All the representations and warranties of BPI contained in this Agreement and in the BPI Disclosure Letter shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by BPI on or before the Closing Date shall have been duly performed or complied with in all material respects; and BPI shall have delivered to Newco certificates dated the Closing Date and signed by the President of BPI to the foregoing effect.

     9.2 Satisfaction. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to Newco and its counsel.

     9.3 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of NFLI, ANI or Newco as a result of which the management of NFLI, ANI or Newco deems it inadvisable to proceed with the transactions hereunder.

     9.4 Opinion Of Counsel. NFLI, ANI and Newco shall have received an opinion from counsel to BPI and the Shareholder, dated the Closing Date, in form and substance reasonably satisfactory to Newco and its counsel.

     9.5 Consents And Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of NFLI, ANI or Newco as a result of which NFLI, ANI or Newco deems it inadvisable to proceed with the transactions hereunder.

     9.6 Good Standing Certificates. BPI shall have delivered to NFLI, ANI and Newco a certificate, dated as of a date no later than ten days prior to the Closing Date, duly issued by the Secretary of State of its state of incorporation that BPI is in good standing and that all state franchise and/or income tax returns and taxes for BPI for all periods prior to the Closing have been filed and paid.

     9.7 No Material Adverse Change. No event or circumstance shall have occurred with respect to BPI which would constitute a Material Adverse Effect.

     9.8 Officer's Certificate. NFLI, ANI and Newco shall have received a certificate, dated the Closing Date and signed by the President of BPI, certifying the truth and correctness of attached copies of BPI's Articles of Incorporation (including amendments thereto), Bylaws (including amendments thereto), and resolutions of the board of directors and the stockholders of BPI adopting this Agreement.

     9.9 Incumbency Certificates And Other Documents. NFLI, ANI and Newco shall have received an incumbency certificate, dated the Closing Date and signed by the Secretary of BPI certifying the name, titles and signatures of the officers authorized to execute the documents referred to in this Section 9 and such additional supporting documentation and other information with respect to the Merger as NFLI, ANI or Newco or their counsel may reasonably request.

     9.10 Employment Agreements. Pailla Reddy shall have entered into an employment agreement with Newco effective as of the effective Time of the Merger substantially in the form annexed hereto as Exhibit 9.10.

     9.11 Financing. NFLI, ANI and Newco shall have received from third parties financing in amounts sufficient for them to complete the Merger and the other acquisitions disclosed to BPI as well as to provide working capital in amounts deemed reasonably sufficient by NFLI, ANI and Newco.

     9.12 Other Agreements. The Shareholder shall have entered into covenants not to compete and lock-up agreements effective as of the Effective Time of the Merger substantially in the form attached as Exhibits 9.12(i) and 9.12(ii). The Shareholder and his wife shall have entered into a shareholder release substantially in the form attached as Exhibit 9.12(iii).

10.  ADDITIONAL AGREEMENTS

     10.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof

     10.2 Public Announcements. BPI and Newco shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to (i) insure that all press releases and other public statements with respect to this Agreement or the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law, to consult with each other and provide each other a reasonable opportunity to review and comment before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

     10.3 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, common, proper or advisable under applicable legal requirements, to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Shareholder, BPI, NFLI, ANI or Newco, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

11.  TERMINATION OF AGREEMENT

     11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

          (i)   By mutual consent of all of the parties hereto;

          (ii) By BPI, on the one hand, or by Newco on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by November 15, 1999, unless the failure of such transactions to be consummated is due to the failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date; or

          (iii) By BPI, on the one hand, or by Newco, on the other hand, if a material breach of the representations or a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants or agreements contained herein, and the curing of such default shall not have been made on or before the Closing Date or by BPI, if the conditions set forth in Section 8 hereof have not been satisfied or waived as of the Closing Date, or by Newco, if the conditions set forth in Section 9 hereof have not been satisfied or waived as of the Closing Date.

     11.2 Liabilities In Event Of Termination. Termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement or in the Schedules delivered by such party, including, but not limited to, legal and audit costs and out of pocket expenses.

12.  INDEMNIFICATION

     12.1 Indemnification By NFLI, ANI And NEWCO. NFLI, ANI and NEWCO, jointly and severally, agree to indemnify and hold harmless BPI, the officers, directors, employees and agents of BPI and the Shareholders, against any and all losses, claims, damages, liabilities, costs and expenses (including but not limited to, attorneys' fees and other expenses of investigation and defense of any claims or actions), directly or indirectly resulting from, relating to or arising out of: (i) any breach of any covenant, agreement, warranty or representation of NFLI, ANI or NEWCO contained in this Agreement, (ii) any misstatement of a material fact contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement, but only if the misstatement relates to information concerning NFLI, ANI, NEWCO or their operations, or (iii) the omission to state any fact necessary to make the statements contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement not misleading, but only if the omission relates to information concerning NFLI, ANI, NEWCO or their operations.

     12.2 Indemnification By BPI And The Shareholders. BPI and the Shareholders, jointly and severally, agree to indemnify and hold harmless NFLI, ANI, NEWCO and the officers, directors, employees and agents of NFLI, ANI and NEWCO, against any and all losses, claims, damages, liabilities, costs and expenses (including but not limited to, attorneys' fees and other expenses of investigation and defense of any claims or actions) directly or indirectly resulting from, relating to or arising out of: (i) any breach of any covenant, agreement, warranty or representation of BPI or the Shareholders contained in this

Agreement, (ii) any misstatement of a material fact contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement, but only if the misstatement relates to information concerning BPI or its operations or the Shareholders, or (iii) the omission to state any fact necessary to make the statements contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement not misleading, but only if the omission relates to information concerning BPI or its operations or the Shareholders.

     12.3 Indemnification Notice. Should any party (the "Indemnified Party") suffer any loss, damage or expense for which another party (the "Indemnifying Party") is obligated to indemnify and hold such Indemnified Party harmless pursuant to this Section 12 of this Agreement, the following shall apply: If an Indemnified Party intends to exercise its right to indemnification provided in this Section 12, such Indemnified Party shall notify each Indemnifying Party in writing of such Indemnified Party's intention to do so and the facts or circumstances giving rise to the claim (the "Indemnification Claim"). An Indemnification Claim, at the option of the Indemnified Party, may be asserted as soon as any situation, event or occurrence has been noticed by the Indemnified Party regardless of whether actual harm has been suffered or out-of-pocket expenses incurred. During the period of 15 days after notice by the Indemnified Party, each Indemnifying Party shall be entitled to cure the defect or situation giving rise to the Indemnification Claim to the satisfaction of the Indemnified Party. If the Indemnifying Parties are unwilling or unable to cure the defect giving rise to the Indemnification Claim during the 15-day period, the Indemnified Party shall thereafter be entitled to indemnification as provided in this Section 12.

     12.4 Matters Involving Third Parties. If any third party shall notify any Indemnified Party with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any Indemnifying Party under this Section 12, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing. Provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced. Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from any adverse consequences the Indemnified Party may suffer resulting from or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and
(iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be withheld unreasonably.

13.  GENERAL PROVISIONS

     13.1 Survival Of Representations, Warranties And Agreements. The representations and warranties of the parties hereto contained in this Agreement or in any writing delivered pursuant hereto or at the Closing shall survive the execution and delivery of this Agreement and the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto) until the date three years after the Closing Date except for claims in respect thereof pending at such time, which shall survive until finally resolved or settled). No action may be commenced with respect to any representation, warranty, covenant or agreement in this Agreement, or in any writing delivered pursuant hereto, unless written notice, setting forth in reasonable detail the claimed breach thereof, shall be delivered pursuant to
Section 13.7 to the party or parties against whom liability for the claimed breach is charged on or before the termination of the survival period specified in Section 13.1 for such representation, warranty, covenant or agreement.

     13.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     13.3 Entire Agreement. This Agreement and any attachments hereto, the BPI Disclosure letter and the Schedules thereto (including the schedules, exhibits and annexes attached hereto and thereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the parties and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties, acting through their respective officers or trustees, duly authorized by their respective Boards of Directors.

     13.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     13.5 Brokers And Agents. Except as provided in Schedule 13.5, each party represents and warrants that it employed no broker or agent in connection with this transaction, except that a fee will be paid to Kevin Thomas

     13.6 Expenses. Except as otherwise specifically provided herein, each party to this Agreement shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including, without limitation, all legal fees and fees of any brokers, finders or similar agents; provided, however, that BPI may advance such expenses on behalf of the Shareholder which such advances the Shareholder shall repay to BPI at, or prior to, the Closing; provided, further, that the fees of independent auditors to audit BPI's financial statements shall be paid by ANI.

     13.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telecopy or facsimile upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the 5th business day following the date of mailing if delivered by registered or certified mail, return receipt
requested, postage prepaid.   All notices hereunder shall be delivered as set
forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a)  If to Newco, ANI or NFLI to:

               BPI Acquisition Company
               9101 Jameel
               Houston, Texas 77040
               Facsimile:  (713) 895-8927
               Attention:  David Rodrigue, Vice President

               with a copy to:

               Patton Boggs, L.L.P.
               1660 Lincoln Street, Suite 1900
               Denver, Colorado 80264
               Facsimile No.: (303) 894-9239
               Attention:  Robert M. Bearman, Esq.

               Nutrition For Life International, Inc.
               9101 Jameel
               Houston, Texas 77040
               Facsimile No.: (713) 895-8927
               Attention:  David Bertrand, President

          (b)  If to Bactolac to:

               Bactolac Pharmaceutical Inc.
               51 Brooklyn
               Westbury, New York 11590
               Facsimile: (516) 333-4714
               Attn:  Pailla Reddy, President

          (c)  If to the Shareholder:

               Pailla M. Reddy
               51 Brooklyn
               Westbury, New York 11590
               Facsimile: (516) 333-4714
               Attn:  Pailla Reddy, President
               with a copy to:

               Anthony T. Scotto, Esq.
               401 Franklin Avenue
               Garden City, New York 11530
               Facsimile No.: (516) 739-5451

     13.8 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Texas.

     13.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     13.10 Exercise Of Rights And Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     13.11  Time. Time is of the essence with respect to this Agreement.

     13.12 Reformation And Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     13.13 Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive, but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

     13.14 Captions; Construction. The headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof. This Agreement has been fully reviewed and negotiated by the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against any party under any rule of construction or otherwise.

       13.15 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NUTRITION FOR LIFE INTERNATIONAL, INC.


By: ______________________________________
Name:
Title:



ADVANCED NUTRACEUTICALS, INC.


By: ______________________________________
Name:
Title:



BPI ACQUISITION COMPANY


By: ______________________________________
Name:
Title:



BACTOLAC PHARMACEUTICAL INC.


By: ______________________________________
Name:
Title:



__________________________________________
PAILLA M. REDDY

                                 SCHEDULE 2.1


       The holder of BPI Stock shall receive NFLI Preferred Stock determined as follows:

       1. "NFLI Common Stock Trading Price" means the average of the closing prices of the NFLI Common Stock as reported by The Nasdaq Stock Market for the five trading days which immediately precede the trading day before the Closing.

       2. $2,750,000 will be divided by the NFLI Common Stock Trading Price to determine the number of shares of NFLI Common Stock which would be received upon the conversion of the NFLI Preferred Stock.

       3. The number of shares of NFLI Preferred Stock will be equal to 10% of the number of shares of NFLI Common Stock which would be received upon the conversion of NFLI Preferred Stock.

       The sole holder of BPI Stock is Pailla M. Reddy and, accordingly, all of the NFLI Preferred Stock will be issued in the name of Pailla M. Reddy.